EXHIBIT 21.1


                            Orbit International Corp.
                           Subsidiaries of Registrant
                           --------------------------

The following is a list of subsidiaries of the Company as of December 31, 2005, omitting some subsidiaries which, considered in the aggregate, would not constitute a significant subsidiary.



Name                                        State of Incorporation
----                                        ----------------------

Behlman Electronics, Inc.                         Delaware
Orbit  Instrument of California, Inc.             California
Tulip Development Laboratory, Inc.                Pennsylvania
TDL Manufacturing, Inc.                           Pennsylvania